Exhibit 99.1

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	March 14, 2013

Spectra Energy Acquires Express-Platte Pipeline System

Acquisition of North American Crude Oil Pipeline System Expands

Spectra Energy’s Midstream Energy Business

HOUSTON – Spectra Energy Corp (NYSE: SE) today announced it has closed its previously announced acquisition of the Express-Platte Pipeline System, purchasing 100 percent interest in the 1,717-mile, crude oil system for $1.49 billion.

“The Express-Platte Pipeline System will bring immediate benefit to Spectra Energy’s shareholders, expanding our portfolio with crude oil transportation and storage assets producing earnings on day one,” said Greg Ebel, president and chief executive officer, Spectra Energy Corp. “This strategically located system gives Spectra Energy instant scale and scope in this rapidly growing space. As we’ve seen in our natural gas and natural gas liquids businesses, we anticipate these assets also will provide numerous growth opportunities in related crude and refined products services as volumes and flows evolve in the coming years. And finally, the escalating fee-based cash flow profile of Express-Platte makes it an ideal future drop-down candidate to our master limited partnership, Spectra Energy Partners.”

Duane Rae, president, Spectra Energy Liquids, assumes leadership of the Express-Platte System as part of his overall responsibility for developing Spectra Energy’s crude oil infrastructure business. Mr. Rae most recently served as vice president of field services for Spectra Energy Transmission’s operations in Western Canada and previously held the role of president for Spectra Energy Midstream.

The Express-Platte Pipeline System, which begins in Hardisty, Alberta, and terminates in Wood River, Illinois, includes the Express and Platte crude oil pipelines. The Express pipeline carries crude oil to refining markets in the Rocky Mountain states. The pipeline’s capacity is 280,000 barrels a day. The Platte pipeline, which interconnects with the Express pipeline in Casper, Wyoming, transports crude oil predominantly from the Bakken and Western Canada to refiners in the Midwest. Platte’s capacity ranges from 164,000 barrels a day in Wyoming to 145,000 barrels a day in Illinois.

The Express-Platte System is one of just three major pipelines moving crude oil from Western Canada to the U.S. The system also serves the Bakken and Niobrara shale oil plays. The acquisition represents a significant opportunity for Spectra Energy to participate in the rapidly expanding North American crude oil transportation and storage market.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors are described in our Form 10-K, filed with the Securities and Exchange Commission, and other filings that we make with the SEC, which are available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines, approximately 305 billion cubic feet (Bcf) of natural gas storage, as well as natural gas gathering and processing, and local distribution operations. The company also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and one of the largest natural gas gatherers and processors in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the Carbon Disclosure Project’s Global 500 and S&P 500 Carbon Disclosure Leadership Indexes. For more information, visit www.spectraenergy.com.

# # #